Exhibit 10.11

Exclusive Business Cooperation Agreement

This Exclusive Business Cooperation Agreement (this “Agreement”) is made and entered into by and between the following parties on January 29, 2019 in Beijing, the People’s Republic of China (“China” or the “PRC”).

Party A: Sixiang Wuxian (Beijing) Technology Co., Ltd.

Address: Room 715, the 7th floor, Fangxing Mansion, Haidian District, Beijing

Party B: Zhihui Qiyuan (Beijing) Technology Co., Ltd.

Address: Room 1002-05, the 10th Floor, No. 6 Zhongguancunnan Road., Haidian District., Beijing, China

Each of Party A and Party B shall be hereinafter referred to as a “Party” respectively, and as the “Parties” collectively.

WHEREAS:

1.	Party A is a wholly-foreign-owned enterprise established in China, and has the necessary resources to provide computer system services, data processing, basic software and data software services.

2.	Party B is a company with exclusively domestic capital registered in China and may engage in Internet cultural activities; production of radio and TV programs; Internet information services; engineering survey; technological development, promotion, transfer, consultancy and services; computer system services; basic software services; application software services; data processing (excluding bank card centers and cloud computing data centers with a PUE value above 1.4 in the data processing sector); Software development; product design; educational consultation (excluding intermediary services); economic and trade consultation; cultural consultation; conference services; computer animation design; business planning and design; design, production, agency and release of advertisements; sale of self-developed products; business management consultation; market survey; translation services; photographic printing services; organization of cultural and artistic exchange activities (excluding commercial performances); undertaking of exhibition and display activities; computer maintenance ( the "principal activities") as approved by the relevant governmental authorities in China.

3.	Party A is willing to provide Party B with technical support, consulting services and other commercial services on exclusive basis in relation to the Principal Business during the term of this Agreement, utilizing its advantages in technology, human resources, and information, and Party B is willing to accept such services provided by Party A or Party A's designee(s), each on the terms set forth herein.

Now, therefore, through mutual discussion, the Parties have reached the following agreements:

1.	Services Provided by Party A

1.1	Party B hereby appoints Party A as Party B's exclusive services provider to provide Party B with complete technical support, business support and related consulting services during the term of this Agreement, in accordance with the terms and conditions of this Agreement, including but not limited to :

(1)	Licensing Party B to use any technology or software in relation to the Principal Business legally owned by Party A;

(2)	Designing, developing, maintaining and updating technology required by the Principal Business of Party B, and provide relevant technology consultancy and technical services;

(3)	Designing, installation, daily management, maintenance and updating of computer network systems and relevant database;

(4)	Technical support and training for employees of Party B;

(5)	Assisting Party B in collection and research of technology and market information (excluding market research business that wholly foreign-owned enterprises are restricted from conducting under PRC law); and

(6)	Providing business management consultation for Party B;

(7)	Providing marketing and promotion services for Party B;

(8)	Development and testing of new products; and

(9)	Other services requested by Party B from time to time to the extent permitted under PRC law.

1.2	Party B agrees to accept all the consultations and services provided by Party A. Party A may appoint its affiliates or other qualified service providers who may enter into some agreements described in Section 1.3 with Party B, to provide Party B with the consultations and/or services under this Agreement. Party B further agrees that unless with Party A’s prior written consent, during the term of this Agreement, Party B shall not directly or indirectly accept the same or any similar consultations and/or services provided by any third party and shall not establish similar corporation relationship with any third party regarding the matters contemplated by this Agreement.

1.3	Service Providing Methodology

1.3.1	Party A and Party B agree that during the term of this Agreement, where necessary, Party B may enter into further technical service agreements or consulting service agreements with Party A or any other party designated by Party A, which shall provide the specific contents, manner, personnel, and fees for the specific technical services and consulting services.

1.3.2	To fulfill this Agreement, Party A and Party B agree that during the term of this Agreement, where necessary, Party B may enter into equipment or property leases and/or intellectual property right (including but not limited to software, trademarks, patents or know-how) license agreements with Party A or any other party designated by Party A which shall permit Party B to use Party A's or its designee’s relevant equipment or property based on the needs of the business of Party B.

1.3.3	Party B hereby grants to Party A an irrevocable and exclusive option to purchase from Party B, at Party A’s sole discretion, any or all of the assets and business of Party B, to the extent permitted under PRC law, and at the lowest purchase price permitted by PRC law. The Parties shall then enter into a separate assets or business transfer agreement, specifying the terms and conditions of the transfer of the assets.

2.	The Calculation and Payment of the Service Fees

2.1	The fees payable by Party B to Party A during the term of this Agreement shall be calculated as follows:

2.1.1	With respect to the services provided by Party A hereunder, Party B shall pay Party A the service fee on a monthly basis (or at such other time as the Parties may otherwise agree). The Service Fees payable on a monthly basis (or within such other period as otherwise agreed upon by the Parties) shall consist of management fees and fees for services provided, and the specific amounts of which shall be reasonably determined by Party A according to the following factors. Party A may separately issue a confirmation letter and/or bills to Party B, indicating the amount of Service Fees payable for each service period. The specific amount of Service Fees may be agreed in the relevant separate contract executed by the Parties.

(1)	The complexity and difficulty of the services;

(2)	Grading of Party A’s employees and time needed for rendering the services;

(3)	The exact content, scope and commercial value of the services;

(4)	The market price of the services of the same kind; and

(5)	Operation Status of Party B.

2.1.2	If Party A transfers or licenses technology to Party B or develops software or other technology as entrusted by Party B or leases equipment or properties to Party B, the technology transfer price, license price, development fees or rent shall be otherwise determined by the Parties based on the actual situations and/or provided in relevant separate contracts executed by the Parties.

3.	Intellectual Property Rights and Confidentiality Clauses

3.1	To the extent permitted under the PRC laws, Party A shall have exclusive and proprietary rights and interests in all rights, ownership, interests and intellectual properties arising out of or created during the performance of this Agreement, including but not limited to copyrights, patents, patent applications, software, technical secrets, trade secrets and others. Unless expressly authorized by Party A, Party B shall not have any rights or interest in any intellectual property rights belonging to Party A used by Party A to provide services hereunder. To secure the rights of Party A under this Article, if necessary, Party B shall execute all appropriate documents, take all appropriate actions, submit all applications and filings, render all appropriate assistance and otherwise conduct whatever is necessary as deemed by Party A at its sole discretion for the purposes of vesting any ownership, right or interest of any such intellectual property rights or intangible assets in Party A, and/or perfecting the protections for any such intellectual property rights or intangible assets of Party A (including registering such intellectual property rights or intangible assets under the name of Party A).

3.2	The Parties acknowledge that the existence and the terms of this Agreement and any oral or written information exchanged between the Parties in connection with the preparation and performance this Agreement are regarded as confidential information. Each Party shall maintain confidentiality of all such confidential information, and without obtaining the written consent of the other Party, it shall not disclose any relevant confidential information to any third parties, except for the information that: (a) is or will be in the public domain (other than through the receiving Party’s unauthorized disclosure); (b) is under the obligation to be disclosed pursuant to the applicable laws or regulations, rules of any stock exchange, or orders of the court or other government authorities; or (c) is required to be disclosed by any Party to its shareholders, investors, legal counsels or financial advisors regarding the transaction contemplated hereunder, provided that such shareholders, investors, legal counsels or financial advisors shall be bound by the confidentiality obligations similar to those set forth in this Section. Disclosure of any confidential information by the staff members or agencies hired by any Party shall be deemed disclosure of such confidential information by such Party, which Party shall be held liable for breach of this Agreement.

4.	Representations and Warranties

4.1	Party A hereby represents and warrants as follows:

4.1.1	Party A is a wholly owned foreign enterprise legally registered and validly existing in accordance with the laws of China. Party A or the service providers designated by Party A, if necessary, will obtain all government permits and licenses necessary for providing the service under this Agreement before providing such services.

4.1.2	Party A has taken all necessary corporate actions, obtained all necessary authorization and the consent and approval from third parties and government agencies (if any) for the execution and performance of this Agreement. Party A’s execution and performance of this Agreement do not violate any explicit requirements under any law or regulation binding on Party A.

4.1.3	This Agreement constitutes Party A's legal, valid and binding obligations, enforceable in accordance with its terms.

4.2	Party B hereby represents and warrants as follows:

4.2.1.	Party B is a company legally registered and validly existing in accordance with the laws of China and has obtained the relevant permit and license for engaging in the Principal Business in a timely manner.

4.2.2.	Party B has taken all necessary corporate actions, obtained all necessary authorization and the consent and approval from third parties and government agencies (if any) for the execution and performance of this Agreement. Party B’s execution and performance of this Agreement do not violate any explicit requirements under any law or regulation binding on Party A.

4.2.3.	This Agreement constitutes Party B's legal, valid and binding obligations, and shall be enforceable against it.

5.	Effectiveness and Termination

5.1	This Agreement shall take effect as of the date on which it is duly executed by the Parties. Unless terminated in accordance with the relevant agreements made and executed by and between the parties, this agreement will continue in effect.

5.2	During the term of this Agreement, each Party shall renew its operation term in a timely manner before the expiration thereof and shall make its best efforts to obtain the renewal approval from and complete the registration of the renewal with competent authorities so as to enable this Agreement to remain effective. This Agreement shall be terminated upon the expiration of the operation term of a Party if the application for the renewal of its operation term is not approved by any competent authorities.

5.3	The rights and obligations of the Parties under Articles 3, 7 and 7 shall survive the termination of this Agreement.

6.	Governing Law and Resolution of Disputes

6.1	The execution, effectiveness, construction, performance, amendment and termination of this Agreement and the resolution of disputes hereunder shall be governed by the laws of China.

6.2	In the event of any dispute with respect to the construction and performance of this Agreement, the Parties shall first resolve the dispute through friendly negotiations. In the event the Parties fail to reach an agreement on the dispute, either Party may submit the relevant dispute to the China International Economic and Trade Arbitration Commission for arbitration, in accordance with its Arbitration Rules. The arbitration shall be conducted in Beijing. The arbitration award shall be final and binding on all Parties.

6.3	Upon the occurrence of any disputes arising from the construction and performance of this Agreement or during the pending arbitration of any dispute, except for the matters under dispute, the Parties to this Agreement shall continue to exercise their respective rights under this Agreement and perform their respective obligations under this Agreement.

7.	Liabilities for Breach and Indemnification

7.1	If Party B materially breaches any provision of this Agreement, or fails to perform, fully performs or delays the performance of any obligation hereunder, such breach or failure shall constitute a default of Party B hereunder. Party A shall be entitled to request Party B to make corrections or remedies. If Party B fails to rectify or remedy such default within ten (10) days after Party A delivers a written notice to Party B and makes a remedy request (or other reasonable time limit required by Party A), Party A shall have the right to: (a) terminate this Agreement in its sole discretion and request Party B to fully compensate its damages; or (b) Request Party B to perform its obligations hereunder and request Party B to indemnify all damages. This article is without prejudice to any other rights of Party A hereunder.

7.2	Party B shall indemnify and hold harmless Party A from any losses, injuries, obligations or expenses caused by any lawsuit, claims or other demands against Party A arising from or caused by the consultations and services provided by Party A to Party B pursuant this Agreement, except where such losses, injuries, obligations or expenses arise from the gross negligence or willful misconduct of Party A.

8.	Force Majeure

8.1	In the case of any events of force majeure (the “Force Majeure”) such as earthquakes, typhoons, floods, fires, epidemics, wars, riots, strikes or any other events that cannot be predicted and are unpreventable and unavoidable by the affected Party, which cause the failure of either Party to perform or completely perform this Agreement or delay the performance thereof, the Party affected by such Force Majeure shall not be held liable. Provided that the affected Party shall promptly and without delay give written notice to the other Party and shall, within fifteen (15) days after such notice is given, provide details of the Force Majeure Event and relevant supporting documents to the other Party, explaining the reasons for such failure of, failure to fully perform or delay of performance.

8.2	If such Party claiming Force Majeure fails to notify the other Party and furnish it with proof pursuant to the above provision, such Party shall not be excused from any liability for any inability to perform, or full perform, or delay in performing, its obligations under this Agreement. The Party so affected by the event of Force Majeure shall use reasonable efforts to minimize the consequences of such Force Majeure and to promptly resume performance hereunder whenever the causes of such excuse are cured. Should the Party so affected by the event of Force Majeure fail to resume performance hereunder when the causes of such excuse are cured, such Party shall be liable to the other Party.

8.3	In the event of Force Majeure, the Parties shall immediately consult with each other to find an equitable solution and shall use all reasonable efforts to minimize the consequences of such Force Majeure.

9.	Notices

9.1	All notices and other communications required or permitted to be given pursuant to this Agreement shall be delivered personally or sent by registered mail, postage prepaid, by a commercial courier service or by facsimile transmission to the address of such Party set forth below. A confirmation copy of each notice shall also be sent by email. The dates on which notices shall be deemed to have been effectively given shall be determined as follows

9.1.1	Notices given by personal delivery, by courier service or by registered mail, postage prepaid, shall be deemed effectively given on the date of delivery or refusal at the address specified for notices.

9.1.2	Notices given by courier service, registered mail or prepaid postage, shall be deemed effectively given on the date they are received, rejected or returned for any reason at the address set forth below.

9.2	Any Party may at any time change its address for notices by a notice delivered to the other Party in the manner provided for in this Article.

10.	Assignment of Agreement

10.1	Party B shall not assign its rights and obligations under this Agreement toany third party without Party A’s prior written consent.

10.2	Party B agrees that unless otherwise expressly provided by the applicable laws, Party A may assign its obligations and rights under this Agreement to any third party and in case of such assignment, Party A is only required to give written notice to Party B and does not need any consent from Party B for such assignment.

11.	Severability

In the event that one or several of the provisions of this Contract are found to be invalid, illegal or unenforceable in any aspect in accordance with any laws or regulations, the validity, legality or enforceability of the remaining provisions of this Contract shall not be affected or compromised in any respect. The Parties shall strive in good faith to replace such invalid, illegal or unenforceable provisions with effective provisions that accomplish to the greatest extent permitted by law the intentions of the Parties. The economic effect of such effective provisions shall be as close as possible to that of those invalid, illegal or unenforceable provisions, and the economic effect shall be as close as possible to that of other provisions.

12.	Amendment and supplement

Any amendments, changes and supplements to this Agreement shall be made in writing by each of the Parties. The amendment agreements and supplementary agreements that have been signed by the Parties and that relate to this Agreement shall be an integral part of this Agreement and shall have the same legal validity as this Agreement.

13.	Successors

Any provision of this Agreement shall be binding upon and inure to the effect of the Parties and their respective successors and permitted assigns.

14.	Language and Counterparts

This Agreement is written in Chinese in two copies, each Party having one copy with equal legal validity.

(The following blank is left intentionally)

IN WITNESS WHEREOF, the Parties have caused their authorized representatives to execute this Exclusive Business Cooperation Agreement as of the date first above written.

Party A: Sixiang Wuxian (Beijing) Technology Co., Ltd.(Seal)

By:	/s/ Xiaowu He
Name:	Xiaowu He
Title:	Legal Representative

Party B: Zhihui Qiyuan (Beijing) Technology Co., Ltd.(Seal)

By:	/s/ Xiaoke Yin
Name:	Xiaoke Yin
Title:	Legal Representative